Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CRESCENT ENERGY COMPANY

Crescent Energy Company, a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:

1. The name of this corporation is Crescent Energy Company. The original Certificate of Incorporation of the corporation was filed on June 3, 2021 and became effective on June 3, 2021. The name under which this corporation was originally incorporated is IE PubCo Inc.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of the requisite stockholders of the corporation entitled to vote thereon in accordance with Section 228 of the DGCL, and shall become effective upon filing of this Amended and Restated Certificate of Corporation with the Secretary of State of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the corporation to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Crescent Energy Company (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807. The name of the registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED STOCK

Section 4.01 Capitalization. (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,000,000,000 which shall be divided into three classes as follows:

(i)	1,000,000,000 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”);

(ii)	500,000,000 shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

(iii)

500,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”), of which (y) 1,000 shares are designated as “Series I Preferred Stock” (“Series I Preferred Stock”) and (z) the remaining 499,999,000 shares may be designated from time to time in accordance with this Article IV.

(b) Subject to Article XIII, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding Designated Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class, classes or series is expressly required pursuant to this Certificate of Incorporation.

Section 4.02 Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (except as may be required by Article XIII or any certificate of designation relating to any series of Preferred Stock), the designation (the “Preferred Stock Designation”) of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding); provided that, the Board of Directors may neither issue shares of Preferred Stock to KKR or an Affiliate of KKR, amend the terms of the Series I Preferred Stock, nor fix the designation of any new series of Preferred Stock issued to KKR or an Affiliate of KKR during the Protected Period without the approval of a majority of the Independent Directors. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

ARTICLE V

TERMS OF COMMON STOCK

Section 5.01 General. Except as otherwise required by law or as expressly provided in this Certificate of Incorporation, (a) each share of Class A Common Stock shall have the same powers, privileges and rights and shall rank equally, share ratably and be identical in all respects as to all matters, with each other share of Class A Common Stock and (b) each share of Class B Common Stock shall have the same powers, privileges and rights and shall rank equally, share ratably and be identical in all respects as to all matters, with each other share of Class B Common Stock.

Section 5.02 Voting. Except as expressly provided otherwise in this Certificate of Incorporation, each holder of Common Stock shall have such voting powers as required by the DGCL and as expressly provided in this Certificate of Incorporation.    Until the Trigger Date (as defined in Section 13.09), holders of Common Stock shall not have any right to vote for, and shall not be entitled to vote on, the election or removal of directors. Following the Trigger Date, except as otherwise provided in this Certificate of Incorporation (including any Preferred Stock Designation), holders of Common Stock shall have the exclusive right to vote for the election or removal of directors. Except as otherwise provided in this Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, each record holder of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which holders of Common Stock are entitled to vote. With respect to all matters on which holders of Common Stock are entitled to vote, and except as otherwise required by law or this Certificate of Incorporation, holders of the Class A Common Stock and holders of the Class B Common Stock shall vote together as a single class.

Section 5.03 Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock and in each case is paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock and/or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, as applicable (or in the same number of securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and/or Class B Common Stock, respectively). In no event shall the shares of either Class A Common Stock or Class B Common Stock be paid a dividend consisting of voting securities or be split, divided, or combined unless the outstanding shares of the other class shall be paid a proportionate dividend consisting of voting securities or be proportionately split, divided or combined, as applicable.

Section 5.04 Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any Dissolution Event.

Section 5.05 Issuance of Class A Common Stock Upon Redemption/Exchange of Units. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock that shall from time to time be sufficient to effect the redemption or exchange, as applicable, of all outstanding Units (as defined in the Amended and Restated Limited Liability Agreement of Crescent Energy OpCo LLC (“OpCo”), dated as of December 7, 2021 (as the same may be amended, modified, supplemented and/or restated from time to time, the “LLC Agreement”)), on the terms and subject to the conditions set forth in the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of such redemption or exchange of Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation or to preclude the Corporation or OpCo from exercising the Cash Election (as defined in the LLC Agreement) with respect to such redemption or exchange of Units. All shares of Class A Common Stock that shall be issued or disposed upon any such redemption will, upon issuance or disposition in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.

ARTICLE VI

AMENDMENTS

Section 6.01 Amendments of the Certificate of Incorporation.

(a) The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are subject to such right of the Corporation.

(b) In addition to any greater or additional vote that may be required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), any amendment to this Certificate of Incorporation that is required to be submitted to a vote of stockholders under the DGCL shall require the approval of the holders of at least a majority of the voting power of the outstanding Designated Stock entitled to vote thereon, voting together as a single class.

(c) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of outstanding Designated Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Section 6.02 Bylaw Amendments. In furtherance and not in limitation of the powers conferred by the DGCL, except as expressly provided in this Certificate of Incorporation or the Bylaws, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation.

Section 6.03 Protected Period. Solely during the Protected Period, any amendment of the provisions of this Certificate of Incorporation that are expressly applicable only during the Protected Period shall require the prior approval of a majority of the Independent Directors.

Section 6.04 Lock-Up and Management Agreement. Notwithstanding anything else to the contrary, any waiver or amendment of (i) the last paragraph of Section 3.6(a)(ii) of the LLC Agreement or (ii) prior to the Trigger Date, the Management Agreement between the Company and KKR Energy Assets Manager LLC dated December 7, 2021 shall require the affirmative approval of a majority of the Independent Directors.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.01 Powers of the Board of Directors. Except as otherwise expressly provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

Section 7.02 Number, Election and Term.

(a) Subject to the rights of holders of Preferred Stock, until the Trigger Date (as defined in Section 13.09), the Series I Preferred Stockholder shall have full and exclusive authority unilaterally to fix the number of directors to constitute the Board of Directors (which number of directors may be increased or decreased solely by the Series I Preferred Stockholder). On and following the Trigger Date (as defined in Section 13.09), and subject to the rights of the holders of Preferred Stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.

(b) Unless this Certificate of Incorporation or the Bylaws provide otherwise, a director shall hold office until his or her term (if any) expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS, ACTION WITHOUT A MEETING

Section 8.01 Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors, (ii) the Series I Preferred Stockholder or (iii) prior to the Trigger Date, a majority of the Independent Directors. The Series I Preferred Stockholder may call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the majority of the Independent Directors or the Series I Preferred Stockholder, as applicable, wishes to call a special meeting and indicating the purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from such person(s) or within such greater time as may be reasonably necessary for the Corporation to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, notice of such meeting shall be given in accordance with the DGCL. A special meeting shall be held at a time and place determined by the Board of Directors in its sole discretion on a date not less than 10 days nor more than 60 days after notice of the meeting is given (and, in the case of a special meeting called by a majority of the Independent Directors, a majority of the Independent Directors). To the fullest extent permitted by law, the Board of Directors (or, in the case of a special meeting called by a majority of the Independent Directors, a majority of the Independent Directors) shall have full power and authority concerning the satisfaction of the foregoing requirements of this Section 8.01 and any similar matters.

Section 8.02 Written Ballot. Unless the Bylaws provide otherwise, elections of directors need not be by written ballot.

Section 8.03 Action Without a Meeting. If consented to by the Board of Directors and the Series I Preferred Stockholder in writing, and subject to Section 13.04, any action that may be taken at a meeting of the stockholders entitled to vote may be taken without a meeting, without a vote and without prior notice, if a consent or consents setting forth the action so taken are signed by stockholders owning not less than the minimum percentage of the voting power of the outstanding stock of the Corporation (including stock of the Corporation deemed owned by the Series I Preferred Stockholder) that would be necessary to authorize or take such action at a meeting at which all the stockholders entitled to vote were present and voted and such consent or consents are delivered in accordance with Section 228 of the DGCL.

ARTICLE IX

CORPORATE OPPORTUNITIES

Section 9.01 Outside Activities. To the fullest extent permitted by law, each Indemnitee (as hereinafter defined) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a violation of this Certificate of Incorporation or any duty otherwise existing at law, in equity or otherwise to any Group Member or any stockholder of the Corporation. Subject to the immediately preceding sentence, no Group Member or any stockholder of the Corporation shall have any rights by virtue of this Certificate of Incorporation, the DGCL or otherwise in any business ventures of any Indemnitee, and the Corporation hereby waives and renounces any interest or expectancy therein.

Section 9.02 Approval and Waiver. To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation, any of its officers or directors, the Series I Preferred Stockholder, the direct and indirect owners of the Series I Preferred Stockholder or any of their respective Affiliates, including but not limited to (i) KKR & Co. Inc. and its subsidiaries (collectively, “KKR”), (ii) investment funds, vehicles and accounts advised, managed or sponsored by KKR (the “KKR Funds”) and (iii) Affiliates of KKR and the KKR Funds (including KKR portfolio companies), (the entities named in clauses (i) through (iii), which shall exclude members of the Corporate Group, collectively, the “KKR Participants”), in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation or any of the KKR Participants will offer any such corporate opportunity of which he, she or it may become aware to the Corporation. Notwithstanding the foregoing provisions of this Article IX, the Corporation does not renounce its interest in any corporate opportunity offered to any of its directors or officers if such opportunity is expressly offered in writing to such person solely in his or her capacity as a director or officer of the Corporation and is one that such director or officer has no duty (contractual or fiduciary) to offer to a KKR Participant. In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

ARTICLE X

BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

INDEMNIFICATION, ADVANCEMENT AND LIABILITY OF INDEMNITEES

Section 11.01 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of this Article XI, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article XI, shall not adversely affect its application with respect to an act or omission by a director or any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 11.02 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless any person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or an officer of the Corporation (including Indemnitee’s service, while a director or officer of the Corporation, at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action (or omission) in his or her official capacity as an Indemnitee, against all liability and loss suffered (including, without limitation, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended (the “ERISA excise taxes”), penalties and amounts paid in settlement) and expenses (including, without limitation, attorneys’ fees) reasonably incurred by such Indemnitee in connection with such proceeding, all on the terms and conditions set forth in this Section 11.02 and the Corporation’s Bylaws. Notwithstanding the foregoing provisions of this Section 11.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors, or if the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

(b) To receive indemnification under this Section 11.02, an Indemnitee shall submit a written request to the Corporation. Such request shall include documentation or information that is necessary to determine the entitlement of the Indemnitee to indemnification and that is reasonably available to the Indemnitee. Upon receipt by the Corporation of such a written request, unless indemnification is required by Section 11.02(e), the entitlement of the Indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination, as selected by the Board of Directors (except with respect to clause (v) of this Section 11.02(b)): (i) the Board of Directors by a majority vote of the directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee; (iv) the stockholders of the Corporation; or (v) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than 60 days after the later of (x) the receipt by the Corporation of a written request for indemnification and (y) the final adjudication (as defined below) of the proceeding for which indemnification is sought. For purposes of this Section 11.02(b), a “change of control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board of Directors (the “incumbent board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by the Series I Preferred Stockholder or by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(c) The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, solely to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that the Indemnitee is not entitled to be indemnified under this Section 11.02 or otherwise.

(d) To receive an advancement of expenses under this Section 11.02, an Indemnitee shall submit a written request to the Corporation. Such request shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be accompanied by the undertaking required by Section 11.02(c). Each such advancement of expenses shall be made within 20 days after the receipt by the Corporation of a written request for advancement of expenses.

(e) To the extent that an Indemnitee has been successful on the merits or otherwise in defense of any proceeding (or in defense of any claim, issue or matter therein), such Indemnitee shall be indemnified under this Section 11.02(e) against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 11.02(e) shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 11.02(f) (notwithstanding anything to the contrary therein); provided, however, that, any Indemnitee who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to Indemnification under Section 11.02(a) and this Section 11.02(e) only if such Indemnitee has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

(f) In the event that a determination is made that the Indemnitee is not entitled to indemnification or if payment is not timely made following a determination of entitlement to indemnification pursuant to Section 11.02(b), if a request for indemnification under Section 11.02(e) is not paid in full by the Corporation within 60 days after the later of (x) the Corporation’s receipt of a written request and (y) the final adjudication of the proceeding for which indemnification is sought, or if an advancement of expenses is not timely made under Section 11.02(d), the Indemnitee may at any time thereafter bring suit against the Corporation in the Court of Chancery of the state of Delaware (or solely to the extent that the Court of Chancery lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware) a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met such applicable standard of conduct, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Section 11.02 or otherwise shall be on the Corporation.

(g) The rights to indemnification and advancement of expenses conferred by this Section 11.02 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be or to serve in the capacity of Indemnitee and shall inure to the benefit of such Indemnitee’s heirs, executors, administrators, successors and assigns.

(h) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 11.02 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(i) Any repeal or amendment of this Section 11.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 11.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader rights to indemnification or advancement of expenses on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(j) This Section 11.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(k) Any indemnification pursuant to this Section 11.02 shall be made only out of the assets of the Corporation. In no event may an Indemnitee subject any stockholders of the Corporation to personal liability by reason of the provisions set forth in this Certificate of Incorporation with respect to indemnification or any advancement of expenses. Without limiting the foregoing, the Series I Preferred Stockholder shall not be personally liable for such indemnification or any advancement of expenses and shall have no obligation to contribute or loan any monies or property to the Corporation to enable it to effectuate such indemnification or to advance any expenses.

(l) Notwithstanding that an Indemnitee may have certain rights to indemnification and/or advancement of expenses provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to an advancement of expenses or indemnification set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to such Indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary); and (ii) shall be required to advance the full amount of expenses incurred by such Indemnitee and shall be liable for the full amount of all liabilities, without regard to any rights such Indemnitee may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any proceeding for which such Indemnitee has sought an advancement of expenses or indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation.

(m) Notwithstanding anything in this Section 11.02 to the contrary, the Corporation shall not be liable to indemnify any Indemnitee under this Section 11.02 for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

Section 11.03 If any provision or provisions of this Section 11.02 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 11.02 (including, without limitation, all portions of any paragraph of this Section 11.02 containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Section 11.02 (including, without limitation, all portions of any paragraph of this Section 11.02 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the Indemnitee to the fullest extent set forth in this Section 11.02.

ARTICLE XII

EXCLUSIVE JURISDICTION

Section 12.01 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (i) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (ii) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article XII, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 12.02 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.01 immediately above is filed in a court other than the Court of Chancery of the State of Delaware (a “Foreign Action”) in the name of any stockholder, to the fullest extent permitted by law, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware in connection with any action brought in any such court to enforce Section 12.01 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of Section 12.01 above is filed in a court other than a federal district court of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder (current, former or future), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce Section 12.01 above (a “Securities Act Enforcement Action”), and (y) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.

Section 12.03 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

TERMS OF SERIES I PREFERRED STOCK

Section 13.01 Designation. The Series I Preferred Stock is hereby designated and created as a series of Preferred Stock. The Series I Preferred Stock is not “Designated Stock” for purposes of this Certificate of Incorporation.

Section 13.02 Dividends. Except for any distribution required by the DGCL to be made upon a Dissolution Event pursuant to Section 13.06, dividends shall not be declared on the Series I Preferred Stock.

Section 13.03 Voting. Except as required by the DGCL or as expressly provided in this Certificate of Incorporation, the exclusive right to elect members of the Board of Directors shall be vested in the Series I Preferred Stockholder. Subject to any limitations then set forth in this Certificate of Incorporation and the terms of any other outstanding series of Preferred Stock, prior to the Trigger Date, the Series I Preferred Stockholder shall have full authority to unilaterally remove and replace any director, with or without cause, at any time and for no reason; provided, however, that (i) John Goff shall be entitled to serve as a director and Chairman of the Board of Directors during and throughout all of the Protected Period, and to the fullest extent permitted by law, may be removed as a director and Chairman during such period by the Series I Preferred Stockholder solely upon a finding of Cause by a majority of the Independent Directors then in office and (ii) the Liberty Directors shall be entitled to serve as directors during and throughout all of the Protected Period, and to the fullest extent permitted by law, may be removed during such period by the Series I Preferred Stockholder solely upon a finding of Cause by a majority of the Independent Directors then in office. On and following the Trigger Date, subject to the rights of the holders of Preferred Stock, any director may be removed only upon the affirmative vote of the holders of at least 66 2⁄3% in voting power of the outstanding shares of stock of the Corporation entitled to vote generally in an election of directors with or without cause. Except as otherwise provided by this Certificate of Incorporation, any directorships created as a result of an increase in the size of the Board of Directors or vacancies (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled solely by the Series I Preferred Stockholder. The Series I Preferred Stockholder shall have one vote for each share of Series I Preferred Stock that is outstanding in its name on the books of the Corporation.

Section 13.04 Approval of Certain Other Matters. The Corporation (whether directly or indirectly, by merger, division, consolidation or otherwise) shall not authorize, approve or ratify (or permit any of its Designated Subsidiaries to authorize, approve or ratify) any of the following actions or any plan with respect thereto without the prior approval of the Series I Preferred Stockholder, which approval may be in the form of an action by consent of the Series I Preferred Stockholder:

(a) entry into a debt financing arrangement by the Corporation or any of its Designated Subsidiaries, in one transaction or a series of related transactions, in an amount in excess of 10% of the then existing long-term indebtedness of the Corporation (other than the entry into of a debt financing arrangement between or among any of the Corporation and its wholly owned Designated Subsidiaries);

(b) the issuance by the Corporation or any of its Designated Subsidiaries, in one transaction or a series of related transactions, of any Securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of equity Securities of the Corporation or any of its Designated Subsidiaries or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of the Common Stock of the Corporation; provided that no such approval shall be required for issuance of Securities as contemplated by the LLC Agreement, any equity incentive plan of the Corporation, or that are issuable upon conversion, exchange or exercise of any Securities that were issued and outstanding as of the effective date of the first Amended and Restated Certificate of Incorporation of the Corporation;

(c) the adoption of a shareholder rights plan by the Corporation;

(d) the amendment of (i) this Certificate of Incorporation or (ii) Sections 2.05 through 2.07, Sections 3.02 through 3.10, Sections 5.03 through 5.05 and Articles IV, VI and VIII of the Bylaws;

(e) the sale, lease exchange or other disposition of all or substantially all of the assets, taken as a whole, of the Corporation in a single transaction or a series of related transactions;

(f) the merger, sale or other combination of the Corporation with or into any other Person;

(g) the removal of a Chief Executive Officer of the Corporation; provided that, a majority of the Independent Directors may remove a Chief Executive Officer without the prior approval of the Series I Preferred Stockholder solely for Cause;

(h) the termination of the employment of any officer of the Corporation or a Designated Subsidiary of the Corporation without Cause; provided that, a majority of the Independent Directors may remove any officer of the Corporation or a Designated Subsidiary of the Corporation without the prior approval of the Series I Preferred Stockholder solely for Cause; and

(i) the liquidation or dissolution of the Corporation.

Section 13.05 Officers. The officers of the Corporation shall include a “Chief Executive Officer” who shall be appointed by the Series I Preferred Stockholder, and who shall hold office for such terms as shall be determined by the Series I Preferred Stockholder (or, following the Trigger Date, shall be selected and designated by the Board of Directors) or until his or her earlier death, resignation, retirement, disqualification or removal. Any other officer of the Corporation shall be selected and designated pursuant to the Bylaws. Any vacancy occurring in the office of the Chief Executive Officer shall be filled by the Series I Preferred Stockholder in the same manner as such officer is appointed pursuant to this Section 13.05. Any vacancies occurring in any other offices shall be filled pursuant to the Bylaws. An officer of the Corporation may be removed from office with or without cause at any time by the Board of Directors (and, in case of the Chief Executive Officer, prior to the Trigger Date, only with the consent of the Series I Preferred Stockholder in accordance with Section 13.04).

Section 13.06 Liquidation Rights. Upon any Dissolution Event, after payment or provision for the liabilities of the Corporation (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series I Preferred Stock in accordance with Section 5.04, the Series I Preferred Stockholder shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any payment or distribution of assets is made in respect of Common Stock, distributions equal to the Series I Liquidation Value. The Series I Preferred Stock ranks junior to any series of Preferred Stock that is designated as senior to the Series I Preferred Stock from time to time, with respect to distributions of assets upon a Dissolution Event.

Section 13.07 Transfers of Series I Preferred Stock.

(a) The Series I Preferred Stockholder may transfer all or part of the shares of Series I Preferred Stock held by it without the approval of any other stockholder of the Corporation; provided that, notwithstanding anything herein to the contrary but subject to Section 13.07(c), no transfer by the Series I Preferred Stockholder of all or part of the shares of Series I Preferred Stock held by it to another Person shall be permitted unless (i) the written approval of a majority of the Independent Directors is obtained prior to such transfer, and (ii) the transferee agrees to assume the rights and duties of the Series I Preferred Stockholder under this Certificate of Incorporation and to be bound by the provisions of this Certificate of Incorporation; provided, however that the approvals contemplated by clause (i) and the agreements contemplated by clause (ii) shall not be required in connection with any transfer of the shares of Series I Preferred Stock by the Series I Preferred Stockholder in connection with any merger, sale, combination or division of the Corporation in which all of the outstanding Common Stock of the Corporation is converted into cash, property or securities of another Person and the Series I Preferred Stockholder receives no or de minimis consideration in respect of the Series I Preferred Stock. Any purported transfer of shares of Series I Preferred Stock not made in accordance with this Section 13.07 shall be null and void and any shares of Series I Preferred Stock purportedly transferred in violation of this Section 13.07(a) shall be automatically redeemed by the Corporation without consideration and, notwithstanding anything herein to the contrary, shall become treasury shares and may only be disposed of by the Corporation with the approval of the Series I Preferred Stockholder.

(b) Subject to (i) the provisions of this Section 13.07, (ii) any contractual provisions binding on the Series I Preferred Stockholder and (iii) provisions of applicable law, including the Securities Act, the shares of Series I Preferred Stock shall be freely transferable.

(c) Nothing contained in this Certificate of Incorporation shall be construed to prevent a disposition or any other type of transfer by any partner of the Series I Preferred Stockholder of any or all of the issued and outstanding equity or other interests in the Series I Preferred Stockholder.

Section 13.08 Limitation on Duties and Reimbursement of Expenses.

(a) To the fullest extent permitted by law, stockholders of the Corporation expressly acknowledge that the Series I Preferred Stockholder is under no obligation to consider the separate interests of the other stockholders of the Corporation (including the tax consequences to such stockholders) in deciding whether to cause the Corporation to take (or decline to take) any action, and that, to the fullest extent permitted by law, the Series I Preferred Stockholder shall not be liable to the other stockholders of the Corporation for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by such stockholders in connection with such decisions.

(b) To the fullest extent permitted by law, the Series I Preferred Stockholder may exercise any of the powers granted to it by this Certificate of Incorporation and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Series I Preferred Stockholder shall not be responsible for any misconduct, negligence or wrongdoing on the part of any such agent appointed by the Series I Preferred Stockholder in good faith.

(c) To the fullest extent permitted by law, in connection with any action taken with respect to the Corporate Group, the Series I Preferred Stockholder may (i) rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and (ii) consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and, to the fullest extent permitted by law, any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such Persons as to matters that the Series I Preferred Stockholder reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(d) The Series I Preferred Stockholder may, upon written request to the Corporation, be reimbursed for all direct and indirect expenses the Series I Preferred Stockholder incurs in connection with any action taken with respect to the Corporate Group. Reimbursements pursuant to this Section 13.08 shall be in addition to any reimbursement to the Series I Preferred Stockholder as a result of indemnification pursuant to Section 11.02.

Section 13.09 Absence of Series I Preferred Stock. Notwithstanding anything in this Certificate of Incorporation to the contrary, on and following the earlier of (the “Trigger Date”) (i) the first date on which the Series I Preferred Stockholder and the Balance Sheet Affiliates no longer collectively beneficially own more than 14,369,367 shares of Common Stock (or successor interests, and as such number shall be adjusted for any stock split, reverse stock split, stock dividend, reorganization, subdivision, combination, recapitalization or reclassification) (the “Minimum Retained Ownership”) and (ii) the date the Series I Preferred Stockholder elects, by delivering written notice to the Corporation, to cause the Trigger Date to occur, all rights, powers, preferences and privileges associated with shares of Series I Preferred Stock and associated with being the Series I Preferred Stockholder in its capacity as the owner of the Series I Preferred Stock shall automatically terminate in all respects and all shares of Series I Preferred Stock shall be automatically cancelled and forfeited for no consideration; provided, that, if, at any time following the date hereof, the volume-weighted average sale price of the Class A Common Stock (as quoted on the exchange on which the shares of Class A Common Stock are then listed) for a period of 20 consecutive trading days (the “20 Day VWAP”) exceeds 140% of the 20 Day VWAP commencing on and including the date of the filing of this Amended and Restated Certificate of Incorporation, then the Minimum Retained Ownership shall be reduced to 10,058,557 shares of Common Stock, with such reduction to be effective either (A) following the last day of the Protected Period (if prior to the end of the Protected Period) or (B) automatically (if subsequent to the end of the Protected Period).

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Incorporation:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation, other entity or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Balance Sheet Affiliates” means, collectively, KKR and any of its direct and indirect subsidiaries.

“Board of Directors” has the meaning assigned to such term in Section 4.02.

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Cause” means the termination of a Person’s employment or service on the Board of Directors, for any of the following reasons: (A) a Person’s violation of any law or regulation applicable to the business of the Corporation, or conviction of or plea of no contest to a felony or any crime involving moral turpitude or dishonesty; (B) willful misconduct or gross negligence by a Person in the performance of a Person’s duties that is not cured by a Person (to the extent capable of cure) within ten (10) days following written notice being given to a Person of such breach; (C) any act or acts of dishonesty by a Person intended to result in a Person’s personal gain or enrichment at the expense of the Corporation or any of its customers, partners, affiliates, parents or employees, including but not limited to willful misappropriation or conversion of the Corporation’s assets. For the purposes of this provision, no act or failure to act on the part of a Person shall be considered “willful” unless it is done, or omitted to be done, by a Person in bad faith and without reasonable belief that a Person’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or upon the instructions of the Board of Directors, or based upon the good faith advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by a Person in good faith and in the best interests of the Corporation.

“Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time, including pursuant to any certificate of designation relating to any series of Preferred Stock.

“Class A Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“Class B Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Common Stock” has the meaning assigned to such term in Section 4.01(a)(ii).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Entity” when used with reference to a Person, means any Person controlled by such Person.

“Corporate Group” means the Corporation and its Subsidiaries.

“Corporation” has the meaning assigned to such term in Article I.

“Designated Stock” means the Common Stock and any other stock of the Corporation that is designated as “Designated Stock” from time to time pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). The Series I Preferred Stock is not Designated Stock as of the effectiveness of the First Amended and Restated Certificate of Incorporation of the Corporation.

“Designated Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Designated Subsidiaries of such Person or (3) one or more Designated Subsidiaries of such Person.

“DGCL” means the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

“Dissolution Event” means an event giving rise to the dissolution, liquidation or winding up of the Corporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting, exercising investment power or disposing of any stock of the Corporation with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, stock of the Corporation.

“Group Member” means a member of the Corporate Group.

“Independent Director” means a director that is independent for purposes of the Audit Committee of the Board of Directors under the rules and regulations of the New York Stock Exchange, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended.

“KKR” has the meaning set forth in Section 9.02.

“KKR Fund” has the meaning set forth in Section 9.02.

“KKR Participants” has the meaning set forth in Section 9.02.

“Liberty Directors” means any director designees of PT Independence Energy Holdings, LLC appointed pursuant to any written agreement by and between PT Independence Energy Holdings, LLC and the Series I Preferred Stockholder.

“Majority in Interest of the Series I Preferred Stock” means a majority of the outstanding shares of Series I Preferred Stock.

“Person” means an individual or a corporation, limited liability company, partnership (general or limited, including any limited liability limited partnership), joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Preferred Stock” has the meaning set forth in Section 4.01(a)(iii).

“Protected Period” means the period from the date hereof until the date of the third annual meeting of the stockholders of the Corporation that is held following the date hereof in accordance with the Bylaws.

“Securities” means any debt or equity securities of an issuer and its Designated Subsidiaries and other Controlled Entities, including common and preferred stock, interests in limited partnerships and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, choses in action, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, interests in oil and gas properties and mineral properties, short-term investments commonly regarded as money-market investments, bank deposits and interests in personal property of all kinds, whether tangible or intangible, and any securities convertible into, or exercisable or exchangeable for, any of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series I Liquidation Value” means $0.01 per share of Series I Preferred Stock.

“Series I Preferred Stock” means the Series I Preferred Stock having the designations, rights, powers and preferences set forth in Article XIII.

“Series I Preferred Stockholder” which may be one or more Persons, means Independence Energy Aggregator LP and any successor or permitted assign that owns any shares of Series I Preferred Stock at the applicable time. If the Series I Preferred Stock is held by more than one Person, any action taken by the Series I Preferred Stockholder hereunder or any approval of the Series I Preferred Stockholder required hereunder shall require a Majority in Interest of the Series I Preferred Stock.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP.

“transfer”, when used in this Certificate of Incorporation with respect to shares of stock of the Corporation, shall include (i) with respect to any share of Series I Preferred Stock held by the Series I Preferred Stockholder, a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise, and (ii) with respect to shares of any other stock of the Corporation, a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Trigger Date” has the meaning assigned to such term in Section 13.09.

“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.

Section 14.02 Invalidity of Provisions. If any provision of this Certificate of Incorporation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 14.03 Construction; Section Headings. For purposes of this Certificate of Incorporation, unless the context otherwise requires, (i) references to “Articles”, “Sections” and “clauses” refer to articles, sections and clauses of this Certificate of Incorporation and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in this Certificate of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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IN WITNESS WHEREOF, Crescent Energy Company has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 7th day of December, 2021.

CRESCENT ENERGY COMPANY

By:	/s/ David C. Rockecharlie
Name: David C. Rockecharlie
Title: Chief Executive Officer